                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [x]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [x] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                            FSI INTERNATIONAL, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

FSI LOGO

                            FSI INTERNATIONAL, INC.
                            322 LAKE HAZELTINE DRIVE
                            CHASKA, MINNESOTA 55318
                                  612/448-5440

                                                               December 10, 1999

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, commencing at 3:30 p.m., Minneapolis time, on Tuesday, January 25, 2000.

     The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters on which action will be taken. During the meeting we will also review the activities of the past year and items of general interest about the Company.

     In addition to electing one member of the Board of Directors, you are being asked to consider and vote on two other matters, an increase (by 400,000) of the number of shares outstanding under the Company's 1997 Omnibus Stock Plan and a shareholder proposal relating to the Company's Share Rights Plan.

     Your Board is unanimously opposed to the shareholder proposal and requests you vote against it because we believe it is not in the best interests of either the Shareholders or the Company. Your Board unanimously recommends that you vote in favor of the director-nominee and the proposal to increase the shares authorized under the 1997 Omnibus Stock Plan.

     Please review the proxy materials carefully and vote FOR the Director-Nominee, vote FOR the increase in shares under the Omnibus Stock Plan and vote AGAINST the shareholder proposal.

     All Shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any Shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors

                                          JOEL A. ELFTMANN
                                          Joel A. Elftmann
                                          Chairman, President and Chief
                                          Executive Officer

                         ------------------------------

                             YOUR VOTE IS IMPORTANT

     EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID REPLY ENVELOPE PROVIDED. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED.

                         ------------------------------

                            FSI INTERNATIONAL, INC.

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 25, 2000
                         ------------------------------

To the Shareholders of FSI International, Inc.:

     The Annual Meeting of Shareholders of FSI International, Inc. (the "Company") will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on Tuesday, January 25, 2000, at 3:30 p.m., Minneapolis time, for the following purposes:

     1.  To elect one Class I director for a three-year term.

     2. To approve an amendment to the Company's 1997 Omnibus Stock Plan to increase the number of shares reserved for issuance thereunder by 400,000.

     3. To consider and vote upon a shareholder proposal recommending that the Board of Directors redeem the rights under the Company's Share Rights Plan.

     4. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed December 3, 1999 as the record date for the meeting, and only Shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

                                          By Order of the Board of Directors

                                          BENNO G. SAND

                                          Benno G. Sand
                                          Secretary

December 10, 1999

                            FSI INTERNATIONAL, INC.
                         ------------------------------

                            PROXY STATEMENT FOR 2000
                         ANNUAL MEETING OF SHAREHOLDERS
                         ------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement and the enclosed proxy are being furnished in connection with the solicitation by the Board of Directors (the "Board") of FSI International, Inc. (the "Company"), a Minnesota corporation, of proxies for use in connection with the Annual Meeting of Shareholders (the "Meeting" or "Annual Meeting") to be held on Tuesday, January 25, 2000 and any adjournment thereof for the purposes described below and in the accompanying Notice. The Meeting will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota beginning at 3:30 p.m.

     So far as the Board and the management of the Company are aware, no matters other than those described in this Proxy Statement will be acted upon at the Meeting. If, however, any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such matters.

     The address of the principal executive office of the Company is 322 Lake Hazeltine Drive, Chaska, Minnesota 55318 and the Company's telephone number is
(612) 448-5440. The mailing of this Proxy Statement and accompanying form of proxy to Shareholders will commence on or about December 15, 1999.

SOLICITATION OF PROXIES

     The Company will pay the cost of soliciting proxies. The Company has retained the services of Morrow & Co. Inc., a proxy solicitation firm, to aid in the solicitation of proxies from bankers, bank nominees and other institutional owners. The Company estimates that it will pay Morrow & Co. a fee of approximately $7,250 for its services and will reimburse Morrow & Co. for certain out-of-pocket expenses. The Company may reimburse brokerage firms and custodians, nominees and other record holders for forwarding soliciting materials to the beneficial owners of stock of the Company. In addition to solicitation by the use of the mails, certain directors, officers and employees of the Company may solicit proxies by telephone, personal contact or special letter without additional compensation to them.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

     Only Shareholders of record at the close of business on December 3, 1999 are entitled to vote at the Meeting. On the record date 24,777,761 shares of common stock ("Common Stock"), the only authorized and issued voting security of the Company, were outstanding. Each Shareholder is entitled to one vote for each share held and is not entitled to cumulate votes for the election of directors.

     Proxies in the accompanying form which are properly signed and duly returned to an officer of the Company will, unless otherwise specified on the proxy, be voted for Items 1 and 2 and against Item 3 on the proxy and voted in the discretion of the proxy holders as to any other matter that may properly come before the Meeting.

VOTING REQUIREMENT

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote on a matter to be acted upon at the Meeting is required for the approval of that matter. A Shareholder voting through a proxy who abstains with respect to any matter is considered to be present and entitled to vote on that matter at the Meeting, and is in effect a negative vote, but a Shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any matter shall not be considered present and entitled to vote on that matter.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections (the "Inspector"). The Inspector will also determine whether or not a quorum is present. In general, under Minnesota law, a quorum consists of a majority of the shares entitled to vote which are present or represented by proxy at the meeting. The nominee for director will be elected to the Board if he receives a majority of the shares present or represented and entitled to vote at the Meeting on that matter. The increase in shares authorized under the 1997 Omnibus Plan, as defined below, will require the affirmative vote of a majority of the shares present or represented and entitled to vote on that matter. For the Shareholder proposal regarding the redemption of rights issued under the Share Rights Plan to pass, it must receive the affirmative vote of a majority of the shares present or represented and entitled to vote on the proposal.

REVOCABILITY OF PROXIES

     A Shareholder executing a proxy retains the right to revoke it at any time before it is exercised by providing notice in writing to an officer of the Company of termination of the proxy's authority or a properly signed and duly returned proxy bearing a later date. A Shareholder attending the Meeting may also revoke a proxy at the Meeting.

                (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.)

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table lists, as of October 11, 1999, certain information regarding the beneficial ownership of Common Stock of the Company by (i) each director, (ii) the nominee for director; (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement (the "Named Executives"),
(iv) all of such directors, nominees, Named Executives and other executive officers as a group, and (v) each person or entity known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company. Except as otherwise noted below, each listed beneficial owner has sole voting and investment power with respect to such shares.

                                                                   NUMBER OF SHARES     PERCENT OF SHARES
       NAME OF PERSON OR IDENTITY OF GROUP              AGE       BENEFICIALLY OWNED    BENEFICIALLY OWNED
-------------------------------------------------       ---       ------------------    ------------------
EQSF Advisers, Inc.                                     N/A           3,615,550(1)             14.6
  767 Third Avenue
  New York, NY 10017
Wisconsin Investment Board                              N/A           2,672,600(1)             10.8
  121 East Wilson Street
  Madison, WI 53707
Joel A. Elftmann                                         59             925,272(2)(3)           3.9
James A. Bernards                                        53              34,000(2)                *
Neil R. Bonke                                            57              22,000(2)                *
Dale A. Courtney                                         62             157,743(2)                *
Thomas D. George                                         59              21,133(2)(4)             *
Terrence W. Glarner                                      56              17,656(2)                *
Luke R. Komarek                                          46              23,634(2)                *
Joanna T. Lau                                            41              14,000(2)                *
Dale M. Pescatrice                                       52              71,311(2)                *
Benno G. Sand                                            45             113,587(2)                *
Benjamin J. Sloan                                        59             166,531(2)                *
Charles R. Wofford                                       66              41,600(2)                *
All Nominees, Directors, Named Executives and
  other executive officers as a group (14 persons)                    1,695,940(2)              6.8

---------------------------
 * Less than 1%

(1) This information was obtained from the Nasdaq National Market, Inc. and was identified as representing the entity's quarterly 13F filings reflecting holdings as of September 30, 1999.

(2) Includes 46,666, 12,000, 22,000, 148,632, 11,333, 12,000, 23,634, 14,000,
    70,000, 75,633, 165,633, 41,600 and 685,930 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 11, 1999 in favor of Mr. Elftmann, Mr. Bernards, Mr. Bonke, Mr. Courtney, Mr. George, Mr. Glarner, Mr. Komarek, Ms. Lau, Mr. Pescatrice, Mr. Sand, Mr. Sloan, Mr. Wofford and the Nominees, Named Executives and other executive officers as a group, respectively.

(3) Includes 75,000 shares held in a partnership in which he shares voting and investment power with his spouse.

(4) Includes 10,000 shares in which he shares voting and investment power with his spouse.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

THE NOMINEE AND DIRECTORS

     The Company's Articles of Incorporation, as amended, provide that the Board be divided into three classes of directors of as nearly equal size as possible. The members of each class are elected to serve a three-year term, and the terms are staggered. James A. Bernards and Joanna T. Lau are directors in the class whose term expires at the Meeting. Neil R. Bonke, Joel A. Elftmann and Thomas D. George are Class II Directors with terms expiring in 2001. Terrence W. Glarner and Charles R. Wofford are Class III Directors with terms expiring in 2002. Ms. Lau has indicated to the Company that she does not wish to stand for reelection and Mr. Bonke has indicated his intent to resign as a director effective as of the Annual Meeting.

     As a result of these decisions (and given the Company's divestiture of its Chemical Management Division), the Board has decided to reduce the size of the Board back to six directors from eight. (At the January 22, 1992 Annual Meeting, the shareholders approved a decrease in the Board size to six Directors.) As a result, there is one vacant position on the Board, and the Board will continue its efforts to identify and evaluate potential candidates in an effort to select a sixth director for the Board.

     The Board has nominated and recommended that current director Mr. Bernards be elected as a Class I Director, to hold office until the 2003 Annual Meeting of Shareholders and until his respective successor is duly elected and qualified.

     Mr. Bernards has indicated a willingness to serve as a director if elected. In case Mr. Bernards is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion, unless an instruction to the contrary is indicated on the proxy. The Company has no reason to believe that Mr. Bernards will be unable to serve as a director if elected.

     The accompanying proxy will be voted in favor of the election of the nominee, unless the Shareholder giving the proxy indicates to the contrary on the proxy.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE DIRECTOR-NOMINEE.

     Certain information concerning the nominees and other directors follows:

         Nominee for Election at the 2000 Meeting as a Class I Director

JAMES A. BERNARDS    Mr. Bernards has served as a director of the Company since
                     July 1981. Since June 1993, Mr. Bernards has been President of Facilitation, Inc., which provides business and financial consulting services. Mr. Bernards was President of the accounting firm of Stirtz, Bernards & Company from May 1981 to June 1993. Since 1986, Mr. Bernards has been
                     President of Brightstone Capital, Ltd., a venture capital fund manager. He is also a director of Fieldworks, Inc., Health Fitness Physical Therapy Corporation and several private companies.

         Class II Directors Whose Terms Continue Until the 2001 Meeting

JOEL A. ELFTMANN     Mr. Elftmann is a co-founder of the Company and has served as a director of the Company since 1973 and as Chairman of the Board since August 1983. From August 1983 to August
                     1989, and from May 1991 until the present, Mr. Elftmann also has served as Chief Executive Officer of the Company.
                     From 1977 to August 1983, and from May 1991 to January 1998 and since August 1999, Mr. Elftmann has served as President of the Company. Prior to 1977, Mr. Elftmann was Vice
                     President and General Manager of the Company. Mr. Elftmann is also Chairman of the Supervisory Board of Metron
                     Technology B.V. and is a director of m-FSI

                     Ltd., both of which are affiliates of the Company. He also has been a director of Veeco Instruments, Inc. since May 1994.

THOMAS D. GEORGE     Mr. George has served as a director since January 1998. He recently retired from Motorola, Inc. where he served as President of its Semiconductor Products Sector from April
                     1993 until May 1997. He served as Executive Vice President and Assistant General Manager of the Sector from June 1986 to April 1993. He is a director of Ultratech Stepper, Inc.
                     and Amkor Technology, Inc.

        Class III Directors Whose Term Continues Until the 2002 Meeting

TERRENCE W. GLARNER  Mr. Glarner has served as a director of the Company since
                     October 1988. Since February 1993, Mr. Glarner has been President of West Concord Ventures, Inc., a venture capital company. From 1982 to February 1993, Mr. Glarner was President of North Star Ventures, Inc. and North Star Ventures II, Inc., venture capital funds. Mr. Glarner is also a director of Aetrium Incorporated, Cima Labs, Inc., Datakey, Inc. and Premis Corp.

CHARLES R. WOFFORD   Mr. Wofford has served as a director of the Company since
                     November 1992. He has also been Vice Chairman since
                     February 1996. Since April 1994, Mr. Wofford has been a business and management consultant. From April 1992 to April 1994, he was Chairman of the Board, Chief Executive
                     Officer and President of the FARR Company, a manufacturer of clean room filtration systems and equipment. Mr. Wofford was President and Chief Executive Officer of the FARR
                     Company from September 1991 to March 1992, and from July
                     1991 to August 1991 he was President and Chief Operating
                     Officer. From 1958 to 1991, Mr. Wofford held a variety of positions with respect to Texas Instrument's semiconductor operations in the United States, Europe, Asia and Latin
                     America, including Senior Vice President, Semiconductor
                     Group. He is also a director of a private company in Singapore.

     None of the directors or the nominee are related to one another or to any executive officer of the Company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board met twelve times and adopted resolutions by written action five times in fiscal 1999. The Board has an Audit, a Compensation, a Finance and a Nomination Committee.

     The Audit Committee, consisting of Messrs. Bernards, George and Glarner, met once in fiscal 1999. Its functions include: recommending to the Board the independent auditors for the Company; establishing and reviewing the activities of the independent auditors; reviewing recommendations of the independent auditors and the responses of management to such recommendations; and reviewing and discussing with the independent auditors and the Company's management the Company's financial reporting, loss exposures and internal controls.

     The Company has a Compensation Committee consisting of Messrs. Bernards, Bonke and Glarner and Ms. Lau. The Compensation Committee adopted resolutions by written action four times in fiscal 1999. The Committee's functions include: reviewing and reporting to the Board on the programs for developing senior management personnel; approving and reporting to the Board the executive compensation plans and the compensation (including incentive awards) of certain executives; and reviewing and approving the Company's incentive plans. The Committee also grants or makes recommendations to the Board concerning employee stock options, and administers the FSI International, Inc. 1989 Stock Option Plan, 1994 Omnibus Stock Plan and 1997 Omnibus Stock Plan. It also oversees the Company's Employees Stock Purchase Plan.

     The Company has a Finance Committee consisting of Messrs. Bernards, Glarner and Wofford. It met once by written action in fiscal 1999. Its functions include: reviewing and approving the investment policy of the Company's benefit plans, reviewing and recommending debt and equity financings and reviewing and recommending the annual financial and capital plans.

     The Company's Nomination Committee consists of Messrs. Elftmann, Bonke and Wofford. It met twice in fiscal 1999. Its functions include: evaluating and recommending qualified individuals to the Board; reviewing the qualifications of individuals for election or reelection as members of the Board; and reviewing the charters and membership of the Board's Committees and Board membership guidelines. The Committee will consider persons whom Shareholders recommend as candidates for election as Company directors. Any Shareholder wishing to make such a recommendation should submit it to the Secretary of the Company.

     During fiscal 1999, each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the Committees on which he or she serves.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company (an "Outside Director") receives a quarterly fee of $2,500 for service on the Board and a fee of $1,000 for attending meetings of the Board. In addition, each Outside Director receives a fee of $500 for attending a meeting of a Committee on which the Director serves if held other than the day of, the day preceding or the day following a meeting of the Board or an Annual Meeting of the Company's Shareholders.

     Upon joining the Board, each Outside Director receives a single grant of a nonstatutory stock option to purchase 12,000 shares of Common Stock under the FSI 1997 Omnibus Stock Plan (the "1997 Omnibus Plan"). The 1997 Omnibus Plan was approved by the Shareholders at the Company's 1997 Annual Meeting of Shareholders. The purchase price of each share subject to an option is the fair market value of a share of Common Stock of the Company at the time the option is granted. The options vest and become exercisable six months after the date of grant, except that vesting is accelerated upon death or a change in control of the Company. Generally, the options expire ten years from the date of grant, but expiration may occur sooner in the event of an optionee's death. Each Outside Director serving as an Outside Director of the Company immediately following an Annual Meeting of the Company's Shareholders is granted a nonstatutory stock option under the 1997 Omnibus Plan to purchase 5,000 shares of Common Stock at the fair market value at the time of grant (each an "Annual Outside Director Option"). An Annual Outside Director Option vests and becomes exercisable cumulatively on an annual basis as follows: one-half of the total number of shares subject to each such option shall become exercisable on each of the two subsequent January 1sts following the date of grant, except that vesting is accelerated upon a change in control or upon the Outside Director's death. Generally, Annual Outside Director Options expire ten years after the date of grant.

           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     The Company's corporate headquarters and certain manufacturing facilities, aggregating approximately 162,000 square feet, are leased from three Minnesota partnerships which include two or more of the following individuals: Joel A. Elftmann, Chairman of the Board, President and Chief Executive Officer of the Company; Robert S. Blackwood, a former director and executive officer of the Company; and Joseph H. Wyers, a former director and executive officer of the Company. Annual rent under the three leases for the 1999 fiscal year totaled $767,400.

     The 140,000-square-foot main facility is leased from a partnership in which all three such persons are partners under a lease expiring in October 2001, subject to five three-year renewal options at the election of the Company. The Company and the partnership, effective November 1, 1995, entered into a new five-year lease at an annual rental rate of $700,000 per year, which rate commenced December 1, 1995. In connection with the sale of the Chemical Management Division to The BOC Group, Inc. ("BOC") in July 1999, the Company and the partnership extended the lease for the Company's corporate headquarters for an additional year (through October 2001) and subleased a portion of the facility to BOC. Under the terms of the prime lease, the Company also pays all real estate taxes, insurance and maintenance expenses. If the Company exercises a renewal option then the rent is adjusted to its fair rental value based upon an independent real estate appraisal. During the term of the lease, the Company has an option to purchase the property for the greater of $4.0 million or 90% of the fair market value of the property. Pursuant to the policy described below, the lease amendments were approved by a majority of the Board and a majority of the disinterested directors.

     The Company has adopted a policy prohibiting the lease of any additional facilities from entities in which its officers or directors have a material interest. However, this policy would not prohibit the Company from leasing any further additions to the above facilities or any extensions of the existing operating leases on the related facilities, if approved by a majority of the members of the Board who have no interest in the ownership of such facility and the terms of such rentals are based upon independent appraisals of the value of such property and market rentals for comparable property.

     The Company owns approximately 22% of the outstanding common stock of Metron Technology N.V. ("Metron"), a distributor of the Company's products. Joel
A. Elftmann, Chairman of the Board, President and Chief Executive Officer of the Company, is also Chairman of the Supervisory Board of Metron.

     The Company owns 49% of the outstanding capital stock of m-FSI Ltd., which distributes and acts as a licensee for certain of the Company's products in Japan. Messrs. Elftmann; Dale A. Courtney, Senior Vice President; President, Surface Conditioning Division; and Jitesh R. Mehta, Staff Vice President, International Business Development, of the Company, are directors of m-FSI Ltd.

     During the 1999 fiscal year, the Company sold approximately $28,683,000 of its products to Metron and approximately $1,510,000 of its products to m-FSI Ltd. Sales to Metron (and its subsidiaries) and to m-FSI Ltd. are made by the Company on commercially reasonable terms. In addition, in fiscal 1999 the Company paid Metron commissions of $175,000 for direct sales by the Company to Asia-Pacific customers.

     In addition to the leasing policy discussed above, the Board has adopted a policy regarding transactions, other than sales in the normal course of business, between the Company and any affiliate, including loans from the Company, requiring that all such transactions be approved by a majority of the Board and a majority of the disinterested outside directors and that all such transactions be for a bona fide business purpose and be entered into on terms at least as favorable to the Company as could be obtained from unaffiliated independent third parties.

            BENEFICIAL REPORTING OWNERSHIP SECTION 16(A) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent Shareholders are also required by the SEC's rules to furnish the Company with copies of all Section 16(a) reports they file.

     Specific due dates for such reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file reports by such dates during fiscal 1999. Based solely on its review of the copies of such reports received by it or written representations from certain reporting persons, the Company believes that during the fiscal year ended August 28, 1999, all Section 16(a) filing requirements applicable to its officers and directors and any ten percent Shareholders were complied with except that the year-end Form 5 reports for certain directors and officers were not filed on a timely basis.

                      REPORT OF THE COMPENSATION COMMITTEE
                     OF THE BOARD ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, ("Securities Act") or the Exchange Act, that might incorporate all or portions of future filings, including this Proxy Statement, the following report and the performance graph on page 14 shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the SEC under the Securities Act or the Exchange Act.

OVERVIEW AND PHILOSOPHY

     The Compensation Committee of the Board (the "Compensation Committee") is composed entirely of Outside Directors. The members of the Compensation Committee are Messrs. Bernards, Bonke, Glarner and Ms. Lau. The Compensation Committee is responsible for reviewing and/or administering the Company's compensation and stock option plans and determining the compensation to be paid to the Chief Executive Officer and the other executive officers of the Company including the executive officers listed in the Summary Compensation Table. The objectives of the Company's executive compensation program are:

     - to attract, retain, motivate and reward high caliber executives;

     - to foster teamwork and support the achievement of the Company's financial and strategic goals through performance based financial incentives; and

     - through stock-based compensation to align the executive officers' interests with the success of the Company and Shareholders' interests.

     The Company's executive compensation program strives to be competitive with the compensation provided by comparable companies in the high technology and semiconductor capital equipment industry. In that respect, the Company compares itself to a self-selected peer group (which is broader than the peer group used in the Performance Graph that appears elsewhere in this Proxy Statement). The self-selected peer group is subject to occasional change as members of the peer group alter their focus, merge or are acquired, or as new competitors emerge. In comparing itself to members of this peer group, the Company relies upon salary survey data developed and published by several external sources.

     The Compensation Committee periodically conducts a review of its executive compensation program. The purpose of the review is to ensure that the Company's executive compensation program is meeting the objectives listed above. In its review, the Compensation Committee considers data submitted by management and external data, including industry related compensation surveys.

     Executive compensation at the Company has three components: base salary, incentive bonus and stock options. The Compensation Committee uses its discretion to set executive compensation at levels which, in its judgment, are warranted by external, internal and individual circumstances. In particular, the compensation program is designed to set total compensation potential (salary, annual bonus and stock options) at a level similar to the level of total compensation paid to similarly positioned executives within the Company's compensation peer group. The Company does not currently have a policy with respect to the limit under Internal Revenue Code Section 162(m) on the deductibility of the qualifying compensation paid to its executives as it is likely that under current tax laws all such compensation will be deductible by the Company.

BASE SALARY

     The base salary of each of the executive officers, including the Chief Executive Officer, is targeted to be at or near the competitive median within the high technology and semiconductor industry peer group to which the Company compares itself for compensation purposes. In determining an individual's base salary, the Compensation Committee considers the compensation levels of similar positions within the peer group, the responsibilities and performance of the individual executive officer and the Company's recent financial performance.

     Generally, salary decisions are made by the Compensation Committee near the beginning of each calendar year based upon evaluations and recommendations made by the Chief Executive Officer. A performance assessment for each executive officer reporting to the Chief Executive Officer is submitted to the Committee. The appraisal typically assesses such individual's performance in the following areas: accountabilities of the position, individual goals and objectives, special projects and assignments, management skills and the achievement of an annual training/development plan. Generally, a salary recommendation is made based upon the individual's overall performance assessment and where the individual's salary falls within the range of salaries reported for similar positions in the peer group and technology and semiconductor industry compensation surveys. As part of the Company's cost control efforts, none of the Company's executive officers received a base salary increase in fiscal 1999.

INCENTIVE BONUSES

     Executive officers and certain key employees are each eligible to receive an annual incentive bonus at the end of the fiscal year based upon the Company's financial performance. The purpose of this annual cash incentive program is to provide a direct financial incentive to executives and other key employees to meet or exceed the Company's annual corporate and divisional financial performance objectives and strategic goals.

     Typically each year a threshold, goal and maximum financial performance target (profit or operating income) are established for the Company and each of its two divisions. Generally, for each of the divisions and for the Company, threshold represents 85% of the goal target and maximum represents 120% of the goal target.

     All eligible participants are entitled to an award if the Company's threshold, goal or maximum profit target is achieved. The potential award for individuals with primarily corporate level responsibilities is based upon whether the Company's threshold, goal or maximum targets have been reached. However, individuals with primarily divisional responsibilities generally are eligible for an award based upon the achievement of that division's threshold, goal or maximum target even if the Company fails to reach its threshold target. A significant portion of such individual's total bonus potential is related to the division's profit performance.

     Individual participants also may be eligible for a bonus based upon individual performance measurements ("MBO's"). However, for individuals whose performance is based upon the Company's financial performance an award for MBO's can be paid only if the Company's threshold target is achieved and for those with divisional responsibilities only if the weighted average of the Company and the division's financial performance equals or exceeds the threshold targets.

     Cash bonus awards at threshold, goal and maximum targets are calculated based upon a specified percentage of base salary determined primarily upon the individual's job level within the organization and survey data from the Company's selected peer group and technology and semiconductor industry compensation surveys for comparable positions. An individual's potential annual incentive bonus at threshold, goal and maximum is determined near the beginning of the fiscal year by the Compensation Committee based upon recommendations made by the Chief Executive Officer, the Vice President, Human Resources, and the Executive Vice President, Planning, Administration and Development. For fiscal 1999, no incentive awards were paid under the Company's bonus plan.

     The Committee also has the authority to grant discretionary bonuses to executive officers and other employees to recognize extraordinary efforts or outstanding contributions relating to important Company projects. It has done so infrequently. Discretionary bonuses were paid to certain individuals including two of the Named Executives and two other officers relating to the successful divestiture of the Chemical Management Division.

STOCK OPTIONS

     Stock options are the principal vehicle used by the Company for the payment of long-term compensation. The Company awards stock options to align the interests of its executive officers and key personnel with those of its Shareholders and to increase the long-term value of the Company. Through deferred vesting, this component of the Company's compensation creates an incentive for individuals to remain with the Company. The objectives of stock option grants are to assist in the recruitment, motivation and retention of key professional and managerial personnel as well as to reward eligible employees for outstanding performance and to provide a stock-based incentive to improve the Company's financial performance.

     Generally, stock options are granted to eligible employees from time to time based primarily upon the individual's actual and/or potential contributions and the Company's financial performance. To date, all stock options have been granted at or above fair market value. Generally, such options vest over a period of several years; however, for certain option grants, vesting is accelerated if certain financial performance objectives are met. Accordingly, an executive receiving an option generally is rewarded only if the market price of the Company's Common Stock appreciates. Stock options are authorized by the Compensation Committee. Since long-term options generally vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Compensation Committee, but are not entirely determinative of future grants.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Compensation Committee determines Mr. Elftmann's compensation package in accordance with the methodology described above. Total compensation is targeted at the competitive median of chief executive officers in a selected peer group in the high technology and semiconductor equipment industry. In evaluating and setting the CEO's target annual compensation the Committee reviews the Company's business and financial performance and total compensation data from the comparable peer group. That review is based upon a number of factors including sales, earnings, divisional growth, backlog, market share, return on equity and total Shareholder return. The Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon a consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies.

Base Salary

     Base salary is targeted at the median salary of chief executive officers in the comparable peer group. In determining Mr. Elftmann's base salary, the Compensation Committee considers compensation levels of peer group chief executive officers, performance and the Company's recent financial performance. Mr. Elftmann did not receive an increase in base salary in fiscal 1999.

Incentive Bonus

     Each year, Mr. Elftmann's potential incentive bonus as a percentage of base salary at the threshold, goal and maximum financial performance targets is established by the Compensation Committee and reflects its determination of what is an appropriate incentive by putting a substantial portion of his compensation at risk. Several factors are considered including the Company's financial goals and incentive targets reported by the Company's peer group and high technology and semiconductor industry compensation surveys. In fiscal year 1999, Mr. Elftmann was eligible to receive up to 60 percent of his base salary if predetermined financial goals were met. For fiscal 1999, Mr. Elftmann did not receive an incentive award since the Company did not reach its threshold target.

Stock Options

     As with other members of management, Mr. Elftmann is periodically awarded stock options. Mr. Elftmann was granted a stock option for 20,000 shares at the price of $7.25 per share in May of 1999 pursuant to the guidelines and procedures described above. The options vest over three years.

    JAMES A. BERNARDS    NEIL R. BONKE    TERRENCE W. GLARNER   JOANNA T. LAU

                     Members of the Compensation Committee

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows for the Chief Executive Officer and the four other most highly compensated executive officers as of the fiscal year ended August 28, 1999 and one additional executive officer who served in that capacity during a portion of 1999, certain summary information concerning compensation paid or accrued by the Company for services in all capacities for the last fiscal year as well as compensation earned by such person for the previous two fiscal years (if the person was an executive officer during any part of such fiscal year):

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                            -------------------------------   -----------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                              -------------------------   -------
                                                                              RESTRICTED    SECURITIES
                                                               OTHER ANNUAL     STOCK       UNDERLYING     LTIP      ALL OTHER
            NAME AND               FISCAL   SALARY    BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
       PRINCIPAL POSITION           YEAR      ($)      ($)         (1)           ($)           (#)          ($)        ($)(2)
---------------------------------  ------   -------   ------   ------------   ----------   ------------   -------   ------------
Joel A. Elftmann,                   1999    315,000       --       --            -0-          20,000        --         91,595
  Chairman, President and Chief     1998    318,647       --       --            -0-          50,000        --         48,023
  Executive Officer                 1997    327,167       --       --            -0-          20,000        --         49,001
Dale A. Courtney,                   1999    193,000       --       --            -0-          12,500        --         58,587
  Senior Vice President;            1998    196,685       --       --            -0-          20,000        --         25,378
  President, Surface                1997    176,334       --       --            -0-          37,500        --         22,378
  Conditioning Division
Luke R. Komarek                     1999    140,000   38,000(3)     --           -0-          12,500        --         30,523
  Vice President, General           1998    125,070       --       --            -0-          20,000        --          9,779
  Counsel and Assistant
  Secretary(4)
Dale M. Pescatrice                  1999    189,877       --       --            -0-               0        --        350,172(5)
  President, Chemical               1998     94,154   22,000       --            -0-          70,000        --            876
  Management Division(6)
Benno G. Sand,                      1999    220,000   43,000(3)     --           -0-          15,000        --         78,817
  Executive Vice President,         1998    208,765       --       --            -0-          40,000        --         21,400
  Planning, Administration          1997    175,404       --       --            -0-          37,500        --         22,378
  & Development; and Secretary
Dr. Benjamin J. Sloan,              1999    240,000       --       --            -0-          15,000        --         65,187
  Executive Vice President,         1998    219,202       --       --            -0-          40,000        --         26,400
  President, Microlithography       1997    191,537       --       --            -0-          37,500        --         31,978
  Division

---------------------------
(1) Disclosure is not required by applicable SEC rules, as the aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the Named Executives.

(2) Compensation reported represents: (a) the estimated dollar value of Company contributions to the Company's defined contribution pension plan based upon such individual's earnings for the year being reported; (b) the dollar value of premiums paid by the Company on split-dollar life insurance policies to which the Company will, upon the named individual's death or liquidation of the policy, be entitled to a refund of all premium payments made on the policy and the balance to the individual or his designated beneficiaries; (c) the payout of accrued vacation and sick leave in connection with the elimination of that policy at the Company and the conversion to a Company-wide paid time off (PTO) policy; and (d) the Company's profit sharing contribution to the 401(k) Plan made in fiscal 1997 for the 1996 Plan (calendar) year. There was no contribution in fiscal 1998 for the 1997 Plan (calendar) year or in fiscal 1999 for the 1998 Plan (calendar) year. The dollar value of each benefit for the fiscal year ended August 28, 1999 is: J. Elftmann, (a) $6,400, (b) $44,141, (c) 41,054, (d)
     $0; D. Courtney, (a) $6,400, (b) $16,720, (c) 35,467, (d) $0; L. Komarek,
     (a) $5,561, (b) $15,000, (c) 9,962, (d) $0; D. Pescatrice (a) $0, (b)
     $3,290, (c) 10,882, (d) $0; and B. Sand, (a) $6,400, (b) $19,587, (c)
     52,830, (d) $0; B. Sloan, (a) $6,400, (b) $20,000, (c) 38,787, (d) $0.

(3) In connection with the sale of the Chemical Management Division, the Compensation Committee awarded discretionary bonuses to certain individuals involved in the transaction including these two named executives.

(4) Mr. Komarek became an officer of the Company in fiscal 1998.

(5) In connection with the sale of the Chemical Management Division and the termination of his employment as a result, Mr. Pescatrice received severance in the amount of $336,000 pursuant to the Management Agreement between him and the Company and the Company was reimbursed by the acquiring company for one half of this amount.

(6) Mr. Pescatrice joined the Company in fiscal 1998.

                                 STOCK OPTIONS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth individual grants of stock options made to the Named Executives during the fiscal year ended August 28, 1999.

                                          INDIVIDUAL GRANTS                                                POTENTIAL REALIZABLE
-----------------------------------------------------------------------------------------------------        VALUE AT ASSUMED
                           NUMBER OF                                                                          ANNUAL RATES OF
                          SECURITIES        PERCENT OF TOTAL                                             STOCK PRICE APPRECIATION
                          UNDERLYING          OPTIONS/SARS                                                  FOR OPTION TERM(2)
                         OPTIONS/SARS     GRANTED TO EMPLOYEES      EXERCISE OR                          -------------------------
        NAME             GRANTED(#)(1)       IN FISCAL YEAR       BASE PRICE($/SH)    EXPIRATION DATE      5%($)          10%($)
---------------------    -------------    --------------------    ----------------    ---------------    ---------      ----------
Joel A. Elftmann            20,000                 6.0%                7.250              5/18/09          90,180         229,485
Dale A. Courtney            12,500                 3.7%                7.250              5/18/09          56,362         143,428
Luke R. Komarek             12,500                 3.7%                7.250              5/18/09          56,362         142,438
Dale M. Pescatrice               0                   0                     0                    0              --              --
Benjamin J. Sloan           15,000                 4.5%                7.250              5/18/09          67,635         172,113
Benno G. Sand               15,000                 4.5%                7.250              5/18/09          67,635         172,113

---------------------------
(1) All of these options were granted under the Company's 1997 Omnibus Stock Plan. One-third of the options granted will vest on each of the first two anniversaries of the date of grant and the remainder on the third anniversary. All options were granted at fair market value on the date of grant and have a term of ten years. Generally all of the options will become fully exercisable upon approval by the Company's Shareholders of a merger, plan of exchange, sale of substantially all of the Company's assets or plan of liquidation.

(2) We recommend caution in interpreting the financial significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the SEC. They assume the value of Company stock appreciates 5% or 10% each year, compounded annually, for the term of each option and do not take into account any taxes that would be due. They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the end of the option term.

                (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.)

     The following table shows, as to the Named Executives, information concerning stock options exercised and the value of options held by such persons at the end of fiscal 1999 including those listed in the table above.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1999
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED                 IN-THE-MONEY
                       SHARES ACQUIRED                          OPTIONS/SARS AT FISCAL                 OPTIONS/SARS
                         ON EXERCISE     VALUE REALIZED              YEAR-END(#)                 AT FISCAL YEAR-END($)(3)
        NAME                 (#)             ($)(1)          EXERCISABLE(2)/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
---------------------  ---------------   --------------   ----------------------------------   ----------------------------
Joel A. Elftmann                0                 0             26,666            63,334               0            0
Dale A. Courtney                0                 0            148,632            41,034         360,390            0
Luke R. Komarek                 0                 0             23,634            31,666               0            0
Dale M. Pescatrice              0                 0             70,000                 0               0            0
Benno G. Sand              10,000            96,250             75,633            56,867               0            0
Benjamin J. Sloan               0                 0            165,633            56,867         375,670            0

---------------------------
(1) Represents market value of underlying securities on date of exercise less the exercise price.

(2) Includes options exercisable within 60 days of fiscal year end.

(3) Represents market value of underlying securities at fiscal year end ($6.438 per share) less the exercise price.

CHANGE IN CONTROL AGREEMENTS

     The Company has entered into Management Agreements (the "Agreements") with Messrs. Elftmann, Courtney, Komarek, Sand and Sloan. The Agreements are operative only upon the occurrence of certain changes in control of the Company. Absent a change in control, the Agreements do not require the Company to retain the executive officers or to pay them any specified level of compensation or benefits. The Company, however has adopted a severance plan which does provide severance benefits to employees in certain circumstances.

     Each Agreement provides that if, within two years after a change in control, as defined in the Agreements, the executive officer's employment is terminated by the Company other than (i) for cause, (ii) on account of the death, disability or retirement of the executive, or (iii) voluntarily by the executive (other than voluntary terminations following events that constitute a "Constructive Involuntary Termination" (as defined in the Agreements, and which term includes compensation reductions, demotions, relocations and excessive travel)), the executive is entitled to receive a lump sum severance payment.

     The amount of the lump sum severance payment is equal to two times the individual's highest rate of compensation during the 12 months immediately preceding the change in control and a specified percentage of the individual's highest salary during the preceding twelve months in lieu of the individual's no longer being eligible to participate in the Company's incentive plans. The Agreements also provide for certain cash payments for outplacement services and in lieu of certain insurance and benefit plans. If a change in control of the Company occurred and resulted in the termination of a Named Executive, giving rise to payments under these Agreements, then as of December 1, 1999, the approximate amounts payable to the Named Executives would be as follows: Mr. Elftmann $947,800; Mr. Courtney $606,200; Mr. Komarek $428,200; Mr. Sand $681,800; and Dr. Sloan $737,800.

                               PERFORMANCE GRAPH

     The graph below compares the performance of the Company's Common Stock to cumulative five year performance on the Nasdaq Stock Market -- U.S. Companies ("Nasdaq-US") and the Company's peer group index (the "Peer Index") over the period of August 31, 1994 through August 31, 1999.

     For several years, the Company has used a self-selected peer group index of companies that manufacture equipment used in the microelectronics industry (the Peer Index) as there is no published industry or line of business index that the Company believes is appropriate for comparison purposes. The Peer Index consists of the following companies: Applied Materials, Inc.; ASM Lithography Holding NV; CFM Technologies, Inc.; GaSonics International, Inc.; Lam Research Corporation; Mattson Technology, Inc.; Novellus Systems, Inc.; Semitool, Inc.; Silicon Valley Group, Inc.; SpeedFam International, Inc. and Ultratech Stepper, Inc. (SubMicron Systems corporation was dropped last year as it has been delisted and Integrated Process Equipment Corporation was dropped as it merged with SpeedFam International, Inc.).

     The chart below assumes that $100 was invested on August 31, 1994 in each of the Company's Common Stock, the Nasdaq-US and the Peer Index and that all dividends were reinvested. In addition, the graph weights the constituent companies on the basis of their respective market capitalizations measured at the beginning of each relevant time period.
PERFORMANCE GRAPH

                                                 FSI INTERNATIONAL, INC.           NASDAQ-U.S.                 PEER INDEX
                                                 -----------------------           -----------                 ----------
August 1994                                               100.00                     100.00                       100.00
August 1995                                              1173.00                     185.00                      1702.00
August 1996                                               391.00                     209.00                       723.00
August 1997                                               673.00                     291.00                      1968.00
August 1998                                               219.00                     277.00                       571.00
August 1999                                               234.00                     928.00                      1204.00


                                August 1994    August 1995    August 1996    August 1997    August 1998    August 1999
FSI International, Inc.             100           1,173           391             673           219             234
Nasdaq-U.S                          100             185           209             291           277             928
Peer Index                          100           1,702           723           1,968           571           1,204

               PROPOSAL TO AMEND THE FSI 1997 OMNIBUS STOCK PLAN
                           (ITEM 2 ON THE PROXY CARD)

AMENDMENT TO FSI 1997 OMNIBUS STOCK PLAN

     The Company's 1997 Omnibus Stock Plan (the "1997 Omnibus Plan") was approved by the Board effective December 2, 1996 and by the Shareholders of the Company on January 22, 1997. To accommodate the increase in the number of employees participating in the 1997 Omnibus Plan and to enable the Company to continue to offer such persons the opportunity to realize stock appreciation and facilitate stock ownership in the Company as well as facilitate the recruitment or retention of high-caliber individuals to key management positions, the Shareholders approved an amendment to the 1997 Omnibus Plan to increase the number of shares of Common Stock reserved for issuance by an additional 750,000 shares at the 1998 Annual Meeting and approved the issuance of an additional 350,000 shares under the plan at the 1999 Annual Meeting. For similar reasons the Board has authorized and is requesting the Shareholders approve an increase in the number of shares authorized under the Plan by an additional 400,000 shares. As of December 3, 1999 (the meeting record date) there were 2,100,000 shares authorized under the Plan representing 8.5% of the total shares outstanding. Of that amount, 602,629 shares are available for future option grants and 1,495,705 shares are subject to issued but unexercised options. In addition, there are 787,693 stock options outstanding under the Company's prior stock option plans representing 3.2% of the total outstanding shares as of December 3, 1999. In the aggregate, there are 2,886,027 shares subject to outstanding options or that are available for issuance constituting 11.7% of the total outstanding shares. In the event this proposal is approved by the Shareholders, the total percent of outstanding shares available for issuance (including those currently subject to issued but unexercised option grants) based upon the total outstanding as of December 3, 1999 would be approximately 13%.

     The Compensation Committee of the Board of Directors and the Board of Directors continue to believe that stock-based compensation programs are a key element in achieving the Company's continued financial and operational success. The Company's compensation programs have been designed to motivate representatives of the Company to work as a team to achieve the corporate goal of maximizing Shareholder return.

PURPOSE

     The purpose of the 1997 Omnibus Plan is to motivate key employees to produce a superior return to the Shareholders of the Company by offering such eligible personnel an opportunity to realize stock appreciation, by facilitating their stock ownership and by rewarding them for achieving a high level of corporate financial performance. In addition, the 1997 Omnibus Plan promotes the interests of the Company and its Shareholders by providing Outside Directors with an opportunity to acquire a proprietary interest in the Company, to compensate Outside Directors for their contributions to the Company and to aid in attracting and retaining Outside Directors. Options granted under the 1997 Omnibus Plan to Outside Directors are nonstatutory stock options that do not meet the requirements of Section 422 of the Internal Revenue Code.

ADMINISTRATION

     The 1997 Omnibus Plan is administered by the Compensation Committee (the "Committee"). The Committee has the authority to adopt, revise and waive rules relating to the 1997 Omnibus Plan and to determine the timing and identity of participants, the amount of any awards, and other terms and conditions of awards. The Committee may delegate its responsibilities under the 1997 Omnibus Plan to members of management of the Company or to others with respect to the selection and grants of awards to employees of the Company who are not deemed to be officers, directors or 10% Shareholders of the Company under applicable Federal securities laws. Certain grants of options and the amount and nature of the awards to be granted to Outside Directors are automatic. Because the Plan has two basic components, Outside Director options and discretionary options for employees and consultants, the terms of which are substantially different, these two separate components of the 1997 Omnibus Plan are described separately below.

A. AWARDS TO EMPLOYEES AND CONSULTANTS

ELIGIBILITY AND NUMBER OF SHARES

     All employees of the Company and its affiliates are eligible to receive awards under the 1997 Omnibus Plan at the discretion of the Committee. Nonstatutory stock options under the 1997 Omnibus Plan also may be awarded by the Committee to individuals or entities that are not employees but who provide services to the Company or its affiliates in capacities such as advisers, directors, and consultants. The Company and its affiliates presently have approximately 950 employees.

     The total number of shares of Company Common Stock currently available for distribution under the 1997 Omnibus Plan is 2,100,000 (subject to adjustment for future stock splits, stock dividends and similar changes in the capitalization of the Company). No more than 100,000 shares pursuant to a stock option or a stock appreciation right may be granted to any one individual under the 1997 Omnibus Plan in any calendar year. Subject to this limitation, there is no limit on the number of shares in respect of which awards may be granted by the Committee to any person.

     The 1997 Omnibus Plan provides that all awards are subject to agreements containing the terms and conditions of the awards. Such agreements will be entered into by the recipients of the awards and the Company on or after the time the awards are granted and are subject to amendment, including unilateral amendment by the Company unless such amendments are determined by the Committee to be materially adverse to the participant and are not required as a matter of law. Any shares of Company Common Stock subject to awards under the 1997 Omnibus Plan which are not used because the terms and conditions of the awards are not met may be reallocated as though they had not previously been awarded, unless such shares were used to calculate the value of stock appreciation rights which have been exercised.

TYPES OF AWARDS

     The types of awards that may be granted under the 1997 Omnibus Plan include restricted and unrestricted stock, incentive and nonstatutory stock options, stock appreciation rights, performance units, and other stock-based awards. Subject to the restrictions described in this Proxy Statement with respect to incentive stock options, such awards are exercisable by the participants at such times as are determined by the Committee. Except as noted below, during the lifetime of a person to whom an award is granted, only that person (or that person's legal representative) may exercise an option or stock appreciation right, or receive payment with respect to performance units or any other award. No award may be sold, assigned, transferred, exchanged or otherwise encumbered other than pursuant to a qualified domestic relations order. However, the Committee may provide (i) that an award shall be transferable to a successor in the event of a participant's death, or (ii) that an award (other than incentive stock options) may be transferable to members of the participant's immediate family or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners, if the participant does not receive any consideration for the transfer.

     In addition to the general characteristics of all of the awards described in this Proxy Statement, the basic characteristics of each type of award that may be granted to an employee (and in some cases, a consultant, director, or other advisor) under the 1997 Omnibus Plan are as follows:

RESTRICTED AND UNRESTRICTED STOCK, AND OTHER STOCK-BASED AWARDS

     The Committee is authorized to grant, either alone or in conjunction with other awards, stock and stock-based awards. The Committee shall determine the persons to whom such awards are made, the timing and amount of such awards, and all other terms and conditions. Company Common Stock granted to participants may be unrestricted or may contain such restrictions, including provisions requiring forfeiture and imposing restrictions upon stock transfer, as the Committee may determine. Unless forfeited, the recipient of restricted Common Stock will have all other rights of a Shareholder, including without limitation, voting and dividend rights. The 1997 Omnibus Plan provides that no more than 100,0000 shares in the form of restricted stock and 25,000 shares in the form of unrestricted stock can be issued under the 1997 Omnibus Plan.

     To date no such awards have been made under the Plan nor are any currently contemplated.

INCENTIVE AND NONSTATUTORY STOCK OPTIONS

     Both incentive stock options and nonstatutory stock options may be granted to participants at such exercise prices as the Committee may determine but not less than 100% of the fair market value (as defined in the 1997 Omnibus Plan) of the underlying stock as of the date the option is granted. Stock options may be granted and exercised at such times as the Committee may determine, except that unless applicable Federal tax laws are modified, (i) no incentive stock options may be granted more than 10 years after the effective date of the 1997 Omnibus Plan, (ii) an incentive stock option shall not be exercisable more than 10 years after the date of grant and (iii) the aggregate fair market value of the shares of Company Common Stock with respect to which incentive stock options held by an employee under the 1997 Omnibus Plan and any other plan of the Company or any affiliate may first become exercisable in any calendar year may not exceed $100,000. Additional restrictions apply to an incentive stock option granted to an individual who beneficially owns 10% or more of the outstanding shares of the Company.

     The purchase price for stock purchased upon the exercise of the options may be payable in cash, in stock having a fair market value on the date the option is exercised equal to the option price of the stock being purchased or in a combination of cash and stock, as determined by the Committee. The Committee may permit optionees to simultaneously exercise options and sell the stock purchased upon such exercise pursuant to brokerage or similar relationships and use the sale proceeds to pay the purchase price. The Committee may provide, at or after the grant of a stock option, that a 1997 Omnibus Plan participant who surrenders shares of stock in payment of an option shall be granted a new incentive or nonstatutory stock option covering a number of shares equal to the number of shares so surrendered.

     In addition, options may be granted under the 1997 Omnibus Plan to employees of entities acquired by the Company in substitution of options previously granted to them by the acquired entity.

STOCK APPRECIATION RIGHTS AND PERFORMANCE UNITS

     The value of a stock appreciation right granted to a participant is determined by the appreciation in Company Common Stock, subject to any limitations upon the amount or percentage of total appreciation that the Committee may determine at the time the right is granted. The participant receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the stock appreciation right is exercised, exceeds a price specified by the Committee at the time the right is granted. The price specified by the Committee must be at least 100% of the fair market value of the specified number of shares of Company Common Stock to which the right relates determined as of the date the stock appreciation right is granted. No stock appreciation right may be exercised less than six months from the date it is granted unless the participant dies or becomes disabled.

     Performance units entitle the participant to payment in amounts determined by the Committee based upon the achievement of specified performance targets during a specified term. Payments with respect to stock appreciation rights and performance units may be paid in cash, shares of Company Common Stock or a combination of cash and shares as determined by the Committee. To date no such awards have been made under the Plan nor are any currently contemplated.

ACCELERATION OF AWARDS, LAPSE OF RESTRICTIONS, FORFEITURE

     The Committee may provide for the lapse of restrictions on restricted stock or other awards, accelerated exercisability of options, stock appreciation rights and other awards or acceleration of the term with respect to which the achievement of performance targets for performance units is determined in the event of a change in control of the Company, other fundamental changes in the corporate structure of the Company, the death of the participant or such other events as the Committee may determine. The Committee may provide that certain awards may be exercised in certain events after the termination of employment or death of the participant.

     The Committee may condition a grant upon the participant's agreement that in the event of certain occurrences, which may include a participant's competition with, unauthorized disclosure of confidential information of, or violation of the applicable business ethics policy or business policy of the Company or any of its affiliates, the awards paid to the participant within six months prior to the termination of employment of the participant (or their economic value) may be subject to forfeiture at the Committee's option.

ADJUSTMENTS, MODIFICATIONS, TERMINATION

     The 1997 Omnibus Plan gives the Committee discretion to adjust the kind and number of shares available for awards or subject to outstanding awards, the option price of outstanding options, and performance targets for, and payments under, outstanding awards of performance units in the event of mergers, recapitalizations, stock dividends, stock splits or other relevant changes. Adjustments in performance targets and payments on performance units are also permitted upon the occurrence of such other events as may be specified by the Committee, which may include changes in accounting practices of the Company or changes in the participant's title or employment responsibilities. The 1997 Omnibus Plan also gives the Board the right to terminate, suspend or modify the 1997 Omnibus Plan, except that amendments to the 1997 Omnibus Plan are subject to Shareholder approval if needed to comply with the incentive stock option provisions of Federal tax laws. Under the 1997 Omnibus Plan, the Committee may cancel outstanding options and stock appreciation rights generally in exchange for cash payments to the participants in the event of certain dissolutions, liquidations, mergers, statutory share exchanges or other similar events involving the Company.

B. OUTSIDE DIRECTOR OPTIONS

AGREEMENTS

     The 1997 Omnibus Plan provides that all options granted under the Plan be subject to agreements governing the terms and conditions of the awards. Such agreements will be entered into by the Outside Directors and the Company on or after the time the options are granted. Any shares of Common Stock subject to an option under the 1997 Omnibus Plan that are not used because the terms and conditions of the option are not met may be reallocated under the Plan as though they had not previously been awarded.

TYPES OF AWARDS

     There are two types of automatic option grants under the terms of the 1997 Omnibus Plan: Initial Outside Director Options, and Annual Outside Director Options.

     Initial Outside Director Options

     Each Outside Director first elected or appointed to the Board is entitled to receive a single grant of an option, on the date such director first becomes a director, to purchase 12,000 shares of Common Stock.

     Subject to the prior expiration of an Initial Outside Director Option as described below, these options vest and become exercisable six months after the date of grant. In the event of a change in control of the Company (as defined in the 1997 Omnibus Plan), the death or permanent disability of an Outside Director, any Initial Outside Director Option held by such individual or his or her legal representative that was not previously exercisable shall become immediately exercisable in full.

     Annual Outside Directors Options

     For each Annual Meeting of Shareholders during the term of the 1997 Omnibus Plan, each Outside Director serving as an Outside Director of the Company immediately following such Annual Meeting shall be granted, by virtue of serving as an Outside Director of the Company, a nonstatutory stock option to purchase 5,000 shares of Common Stock (each, an "Annual Outside Director Option"). Such Annual Outside Directors Options shall be deemed to be granted to each Outside Director immediately after such Annual Meeting and shall be granted regardless of whether or not such Outside Director previously received, or simultaneously receives, an Initial Outside Director Option. Initial Outside Director Options and Annual Outside Director Options together are hereinafter sometimes referred to as "Outside Director Options."

     Annual Outside Director Options shall vest and become exercisable cumulatively on an annual basis, as follows: one-half of the total number of shares of Common Stock subject to each such option shall become exercisable on each of the first and second January 1st's following the date of grant. Each such option, to the extent exercisable, shall be exercisable in whole or in part.

     In the event of a change in control of the Company, the death or permanent disability of an Outside Director, any Annual Outside Director Options held by such individual or his or her legal representative that was not previously exercisable shall become immediately exercisable in full.

     Termination of Outside Director Options

     Each Outside Director Option granted pursuant to the 1997 Omnibus Plan and all rights to purchase Common Stock thereunder shall terminate on the earliest of:

          (i) ten years after the date such option is granted;

          (ii) the expiration of the period specified in the agreement after the death or permanent disability of an Outside Director;

          (iii) the date, if any, fixed for cancellation pursuant to the 1997 Omnibus Plan (e.g., in the event of a dissolution, liquidation or merger, etc.); or

          (iv) ninety days after the date the Outside Director ceases to be a director of the Company; provided, however, that the option shall be exercisable during this 90-day period only to the extent that the option was exercisable as of the date the person ceases to be an Outside Director unless the cessation results from the director's death or permanent disability. Notwithstanding the preceding sentence, if an Outside Director who resigns or whose term expires then becomes a consultant or employee of the Company within ninety days of such resignation or term expiration, the Outside Director Options of such person shall continue in full force and effect.

     In no event shall such option be exercisable at any time after its original expiration date. When an option is no longer exercisable, it shall be deemed to have lapsed or terminated and will no longer be outstanding.

     Purchase Price and Exercise of Outside Director Options

     All Outside Director Options granted pursuant to the Plan are nonstatutory stock options and the price per share of Common Stock subject to an Outside Director Option is 100% of the fair market value of the Company's Common Stock on the date of grant as defined in the 1997 Omnibus Plan.

     An Outside Director Option may be exercised in whole or in part by delivery of a written notice of exercise accompanied by payment in full of the exercise price in cash, in shares of previously acquired Common Stock having a fair market value at the time of exercise equal to the exercise price or a combination thereof.

     During the lifetime of an Outside Director only the Outside Director or his or her guardian or legal representative may exercise the option. An option may be assignable or transferable by the Outside Director to the extent authorized by the Committee. An option may be exercised after the death or permanent disability of the Outside Director by such individual's legal representatives, heirs, or legatees, but only within the period specified in the agreement relating to such Outside Director Options.

     Other Awards

     The Committee, in its discretion, may grant options or other Awards to an Outside Director, but only in substitution for Outside Director Options held by that director.

     To date no such awards have been granted and none are currently contemplated.

ADJUSTMENTS, MODIFICATIONS, TERMINATION

     The Committee may provide for the accelerated exercisability of Outside Director Options in the event of a change or control of the Company, other fundamental changes in the corporate structure of the Company, the death of the Outside Director or such other events as the Committee may determine. The Committee may also provide that certain awards may be exercised in certain events after the termination of services of the Outside Director or the death of the recipient.

     In addition, the termination of an Outside Director's award may be waived in the event that the Outside Director enters into a consulting or other advisory role with the Company which may, in some cases, involve entering into a non-compete agreement with the Company.

FEDERAL TAX CONSIDERATIONS

     The Company has been advised by its counsel that awards made under the 1997 Omnibus Plan generally will result in the following tax events for United States citizens under current United States Federal income tax laws:

RESTRICTED AND UNRESTRICTED STOCK

     Unless the participant files an election to be taxed under Section 83(b) of the Code, (a) the participant will not realize income upon the grant of restricted stock, (b) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction, when the restrictions have been removed or expire, and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the participant and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

     With respect to awards of unrestricted stock, (a) the participant will realize ordinary income and the Company will be entitled to a corresponding deduction upon the grant of the unrestricted stock, and (b) the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of grant.

     When the participant disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

INCENTIVE STOCK OPTIONS

     No taxable income to a participant will be realized, and the Company will not be entitled to any related deduction, at the time any incentive stock option is granted under the 1997 Omnibus Plan. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods.

     Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (a "disqualifying disposition"), such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the participant pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the participant will be treated as having made a disqualifying disposition of such shares, and the tax consequences of such disqualifying disposition will be as described above.

     The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes an incentive stock option will be treated as if it were a non-statutory stock option, the tax consequences of which are discussed below.

NONSTATUTORY STOCK OPTIONS

     A participant will realize no taxable income, and the Company will not be entitled to any related deduction, at the time any nonstatutory stock option is granted under the 1997 Omnibus Plan. At the time shares are transferred to the participant pursuant to the exercise of a nonstatutory stock option, the participant will realize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the participant will be taxed as a capital gain or loss.

STOCK APPRECIATION RIGHTS AND PERFORMANCE UNITS

     Generally (a) the participant will not realize income upon the grant of a stock appreciation right or performance unit award, (b) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction, in the year cash, shares of Common Stock or a combination of cash and shares are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance unit award and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date they are received. The Federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance unit award are the same as described above with respect to a disposition of unrestricted shares.

WITHHOLDING

     The 1997 Omnibus Plan permits the Company to withhold from cash awards, and to require a participant receiving Common Stock under the 1997 Omnibus Plan to pay the Company in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a participant to cover withholding obligations through a reduction in the number of shares delivered to such participant or a surrender to the Company of shares then owned by the participant.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 OMNIBUS PLAN

               SHAREHOLDER PROPOSAL CONCERNING SHARE RIGHTS PLAN
                           (ITEM 3 ON THE PROXY CARD)

     The following proposal is included at the request of EQSF Advisers, Inc., a registered investment adviser to the Third Avenue Value Fund (collectively referred to as "EQSF Advisers") and other investment companies. The Company will furnish the address of the proponent, along with the number of shares of Common Stock that it holds, promptly upon receipt of an oral or written request.

SHAREHOLDER PROPOSAL

     RESOLVED: that it is hereby recommended that, as soon as practicable, the Board of Directors redeem the rights distributed under the Company's Share Rights Agreement dated May 22, 1997, which was adopted by the Board without prior shareholder approval, and that the Board refrain in the future from adopting any "rights plans" or "poison pills" and from issuing any rights under any "rights plans" or "poison pills", without the prior approval of the shareholders.

SUPPORTING STATEMENT

     The Board of Directors of FSI International, Inc. (the "Company") entered into a Share Rights Agreement (the "Agreement") dated as of May 22, 1997. We view rights issued pursuant to the Agreement as a type of anti-takeover device, commonly known as a "poison pill," which injures shareholders by reducing management accountability and by adversely affecting shareholder value.

     The Company's Board acted unilaterally, without first seeking a vote by the shareholders on whether they wished to have such a rights plan in effect. We believe that these rights are designed to discourage or thwart a takeover of the Company. We do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill. At a minimum, we believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management.

     In recent years, various companies have been willing to redeem outstanding rights. We believe that the Company should follow suit and should not adopt any "rights plans" or "poison pills" or issue any rights under any "rights plans" or "poison pills", without prior shareholder approval.

              STATEMENT BY THE BOARD IN OPPOSITION TO THE PROPOSAL

INTRODUCTION

     Your Board of Directors ("Board") opposes EQSF Advisers' proposal for the following reasons:

     - The Plan was unanimously adopted by and is currently administered by an independent Board of Directors;

     - A share rights plan is a widely accepted practice for the benefit of all shareholders;

     - The Plan affords the Board negotiating leverage to maximize value in the Board's exercise of its fiduciary duties;

     - There is no evidence to show that a share rights plan in any way blocks or deters fair and equitable offers; and

     - The evidence indicates that premiums paid are likely to increase at companies with share rights plans.

BACKGROUND

     The Share Rights Plan was adopted by the Board in May 1997 after seeking advice and counsel from the Company's legal and financial advisers. Many other semiconductor equipment manufacturers have adopted such plans. As adopted, the Plan limited the ownership interests of any party or group of affiliated parties to not more than 15% in order to avoid being deemed an "acquiring person" under the Share Rights Plan. In March 1998, the Board amended the Plan to specifically allow EQSF Advisers to own not more than 19% of the common stock of the Company without being deemed an "acquiring person" under the Share Rights Plan.

     In the summer of 1999, a representative of EQSF Advisers approached the Company asking it to modify the Plan to allow EQSF Advisers to acquire additional shares of Company stock without becoming an "acquiring person," up to as much as 25% of the outstanding shares. After due consideration, the Board decided not to revise the Plan. Subsequently the above proposal was submitted by EQSF Advisers.

THE PLAN WAS ADOPTED AND IS ADMINISTERED BY AN INDEPENDENT BOARD OF DIRECTORS.

     The Plan is not designed or intended to entrench management. Of the Board's seven current members, six are independent, i.e., they are not employees or consultants of the Company. When the Plan was adopted, only two of the directors were insiders. The Company has had a longstanding practice that a majority of the Board consist of independent directors, which practice will continue. The Board is well aware of the concerns that some shareholders have expressed about the possible abuse of share rights plans by other companies. The

Share Rights Plan is not intended to prevent a takeover on terms that are fair and equitable to all shareholders nor is it a deterrent to proxy contests initiated by a shareholder. The Board is aware of its fiduciary duties and will properly consider the interests of all shareholders should it receive a takeover proposal.

THE SHARE RIGHTS PLAN IS A WIDELY ACCEPTED DEVICE BENEFITING ALL SHAREHOLDERS

     The Share Rights Plan is similar to those adopted by well over 2,000 other domestic corporations including a number of other semiconductor equipment companies. Virtually all of these plans were adopted without shareholder approval. The overriding objective of the Board in adopting the Share Rights Plan was, and continues to be, the preservation and maximization of the Company's long-term value for all shareholders.

THE SHARE RIGHTS PLAN AFFORDS YOUR BOARD NEGOTIATING LEVERAGE TO MAXIMIZE VALUE

     The Board believes that a share rights plan will assist the Board in fulfilling its fiduciary duty to act in the best interests of all shareholders. The Share Rights Plan allows the Board adequate time and flexibility to negotiate on behalf of the shareholders. It also enhances the Board's ability to negotiate the highest possible bid from a potential acquirer. In addition, the Share Rights Plan allows the Board to consider alternatives to a takeover bid which may better maximize shareholder value.

THE SHARE RIGHTS PLAN DOES NOT BLOCK FAIR AND EQUITABLE OFFERS

     The Share Rights Plan is not intended to prevent a takeover on terms that are fair and equitable to all shareholders or deter a proxy contest for control of the Company and it will not do so. In recent years, a number of companies with share rights plans have received unsolicited offers and these offers were successfully completed after the directors of these companies were satisfied that the transaction, as negotiated, was fair to and in the best interests of all shareholders. Thus, in the Board's view, other companies' experiences indicate that rights plans neither prevent unsolicited offers from occurring nor prevent companies from being acquired at prices that are fair to all shareholders.

     The Share Rights Plan does protect shareholders from certain abusive takeover practices. In this regard, it is important to remember that hostile acquirers are interested in buying a company as cheaply as they can and, in attempting to do so, may use coercive tactics, partial or two-tiered bids and stock accumulation programs which do not treat all shareholders fairly and equally.

SHARE RIGHTS PLANS INCREASE PREMIUMS PAID AND DO NOT DECREASE THE LIKELIHOOD OF TAKEOVER BIDS

     Independent studies indicate that companies with share rights plans receive higher takeover premiums than those without such plans rather than decrease value as asserted by critics of rights plans. These studies also conclude that share rights plans do not decrease the likelihood that takeover bids will be made or completed for companies which implemented such plans.

     FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THE SHAREHOLDER PROPOSAL.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     Shareholder proposals intended to be considered at the Annual Meeting of Shareholders for the fiscal year ended August 26, 2000 that are requested to be included in the proxy statement for the Annual Meeting must be received by the Company no later than August 17, 2000. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission . A Shareholder who may be interested in submitting such a proposal is advised to contact legal counsel familiar with the detailed requirements of the applicable rules and regulations. Any other shareholder proposals intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Company at its principal executive office no later than November 1, 2000.

                                 ANNUAL REPORTS

     THE ANNUAL REPORT OF THE COMPANY FOR FISCAL 1999 INCLUDING FINANCIAL STATEMENTS IS BEING MAILED WITH THIS PROXY STATEMENT AND SUCH REPORT INCLUDES THE COMPANY'S FORM 10-K ANNUAL REPORT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED AUGUST 28, 1999. EXCEPT AS EXPRESSLY PROVIDED IN THE FORM 10-K REPORT, THE ANNUAL REPORT IS NOT TO BE DEEMED A PART OF THE PROXY SOLICITATION MATERIAL AND IS NOT INCORPORATED HEREIN BY REFERENCE.
                                          By Order of the Board of Directors

                                          /s/ Benno G. Sand
                                          Benno G. Sand
                                          Secretary

                             FSI INTERNATIONAL, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

BOARD RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2                              BOARD RECOMMENDS A VOTE "AGAINST" ITEM 3

                                           For   Withhold  Against
1.       ELECTION OF A CLASS I DIRECTOR.   / /     / /       / /        3.  CONSIDERATION OF THE                For Against Abstain
         Nominee to serve as Class I                                        SHAREHOLDER PROPOSAL REGARDING      / /   / /     / /
         Director for a three year term and until his respective            THE COMPANY'S SHARE RIGHTS PLAN, as
         successor shall be elected and qualified is:                       described in the accompanying Proxy Statement.

         JAMES A. BERNARDS

2.       APPROVAL OF THE AMENDMENT TO THE        For Against Abstain
         FSI INTERNATIONAL, INC. 1997            / /   / /     / /
         OMNIBUS STOCK PLAN, as described
         in the accompanying Proxy Statement.

                                                                            Please sign exactly as name appears on the proxy card.
                                                                            When shares are held by joint tenants, both should sign.
                                                                            When signing as attorney, executor, administrator,
                                                                            trustee or guardian, please give full title as such.
                                                                            If a corporation, please sign in full corporate name by
                                                                            president or other authorized officer. If a partnership,
                                                                            please sign in partnership name by an authorized person.

                                                                            --------------------------------------------------------
                                                                                                      (Signature)

                                                                            --------------------------------------------------------
                                                                                               (Signature, if held jointly)
------------------------------------------------------------------------------------------------------------------------------------


                            - FOLD AND DETACH HERE -

PROXY                                                                     PROXY

                             FSI INTERNATIONAL, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Joel A. Elftmann, Patricia M. Hollister and Luke R. Komarek, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes such Proxies to represent and to vote, as designated below, all the shares of common stock of FSI International, Inc. held of record by the undersigned on December 3, 1999, at the Annual Meeting of Shareholders to be held on January 25, 2000, or any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3. THE PROXIES ARE AUTHORIZED TO VOTE THIS PROXY IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

        (Continued, and to be completed and signed on the reverse side.)



--------------------------------------------------------------------------------


                                       29